UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 27, 2005

SHOPKO STORES, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	1-10876	41-0985054
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

700 Pilgrim Way

Green Bay, Wisconsin 54304

(Address of principal executive offices)

Registrant’s telephone number, including area code: (920) 429-2211

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[X]	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01

Other Items.

On April 27, 2005, ShopKo Stores, Inc. (the “Company”) announced that, following the Company’s April 8, 2005 announcement that it had signed a definitive merger agreement to be acquired by an affiliate of Goldner Hawn Johnson & Morrison Incorporated (“Goldner Hawn”) (the “Transaction”), the Company was named as a defendant in six putative shareholder class actions filed in the Circuit Court for Brown County, Wisconsin:  Thomas Zwicker v. ShopKo Stores, Inc., et al., Case No. 05-CV-677; Robert Farer v. ShopKo Stores, Inc., et al., Case No. 05-CV-678; Market Street Investments, L.P. v. ShopKo Stores, Inc., et al., Case No. 05-CV-688; City of Pontiac General Employees’ Retirement Systems v. ShopKo Stores, Inc., et al., Case No. 05-CV-692; Plumbers and Pipefitters Local 51 Pension Fund v. ShopKo Stores, Inc., et al., Case No. 05-CV-753; and Strongbow Capital Ltd. v. ShopKo Stores, Inc., et al., Case No. 05-CV-781.

The complaint in each action purports to have been filed by a shareholder of the Company who seeks to maintain the suit as a class action on behalf of all holders of ShopKo stock, excluding those related to or affiliated with any of the defendants.  In addition to the Company, each complaint names the Company’s directors as defendants.  Goldner Hawn is a defendant in two of the lawsuits.  The complaints all assert claims arising out of the Company’s April 8 announcement, and allege that the Company and its directors breached fiduciary duties to the Company’s shareholders by negotiating and agreeing to the Transaction at a price that the plaintiffs claim to be inadequate.  The plaintiffs seek, among other things, to enjoin or to rescind the Transaction, and/or to establish a constructive trust over any benefits received by the defendants, damages and other monetary relief.

The Company does not believe that the actions are meritorious and intends to vigorously contest them.

On April 25, 2005, the Court held a hearing in the Zwicker case to consider the Zwicker plaintiff’s motion for a temporary injunction pending trial and for expedited treatment of the case.  The Court took up the motion of the Pontiac plaintiff to consolidate the six cases and to appoint lead counsel.  During the hearing, the parties before the Court stipulated to consolidate the actions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHOPKO STORES, INC.

Date:  April 27, 2005

/s/ Steven R. Andrews

Steven R. Andrews

Senior Vice President, Law and

Human Resources, General Counsel